Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST COMPLETES $300 MILLION
UNSECURED REVOLVING CREDIT FACILITY
ANNAPOLIS, MD, March 4, 2015 - Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has amended its credit agreement by (1) converting it from a secured to an unsecured credit facility, (2) increasing the maximum size of the facility, (3) lowering the interest rate spread over LIBOR charged on outstanding borrowings, and (4) extending the initial term. The facility is led by Wells Fargo Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc., as documentation agent.
The amended credit agreement increases the maximum amount the Trust may borrow under the unsecured revolving credit facility from $250.0 million to $300.0 million, and also provides for the possibility of further future increases, up to a maximum of $450.0 million, in accordance with the terms of the amended credit agreement. The actual amount that the Trust can borrow under the unsecured revolving credit facility continues to be based on the value of the Trust's hotels included in the borrowing base, as defined in the amended credit agreement. The interest rate spread over LIBOR for borrowings under the unsecured revolving credit facility was reduced to LIBOR, plus 1.55% - 2.30% (the spread over LIBOR based on the Trust’s consolidated leverage ratio). The initial term of the amended credit agreement will now expire in March 2019, but the term may be extended for one year subject to satisfaction of certain customary conditions. The amended credit agreement has more favorable financial covenants, including the leverage ratio and minimum tangible net worth requirement, as compared to those in effect prior to the amendment, and has additional financial covenants typically found in similar unsecured revolving credit facilities, including a consolidated secured debt ratio, an unsecured leverage ratio and an unsecured debt service coverage ratio.

ABOUT CHESAPEAKE LODGING TRUST
Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 20 hotels with an aggregate of 6,116 rooms in eight states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.